Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Second Quarter Results;
Announces Binding Offer to Sell European and Australian Businesses

▪	Q2 GAAP EPS of $2.73 versus $3.64; Non-GAAP Adjusted EPS $2.78 versus $3.00

▪	Q2 Sales of $1.20 billion compared with $1.24 billion as weather impacts March results

▪	Consumer purchases at major U.S. retailers nearly flat YTD entering May

▪	Comparative sales of hydroponic products increase 22% in Q2; up 13% year-to-date

▪	Pending sale of International business in approximately $250 million deal

MARYSVILLE, Ohio (May 2, 2017) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced fiscal second quarter results as well as the pending sale of its European and Australian businesses, a major step in its continued execution of ‘Project Focus.’

For the second quarter ended April 1, 2017, company-wide sales declined 3 percent to $1.20 billion due primarily to challenging comparisons versus favorable early spring weather in 2016, when the Company reported record results at the start to the lawn and garden season. Those same challenging comparisons, which the Company anticipated in its planning for the year, resulted in GAAP earnings per share of $2.73 versus $3.64 and Non-GAAP adjusted earnings per share of $2.78 versus $3.00 a year ago.

“We’ve had strong momentum over the past several weeks and consumer purchases entering May - historically the peak of the lawn and garden season - are down less than one percent from last year,” said Jim Hagedorn, chairman and chief executive officer. “We expected a difficult comparison through the first half of the year and we are confident in how we are positioned for the balance of the season. We also remain pleased with the continued double-digit growth so far this year in our hydroponics products sold by the Hawthorne Gardening business.”

Separately, the Company announced it has received a binding and irrevocable offer for its European and Australian consumer operations from Exponent Private Equity LLP. The proposed transaction, valued at approximately $250 million (USD), is expected to close during the Company’s fiscal fourth quarter, and is subject to prior consultation with the works councils, employee representative bodies and regulatory approval. Depending on the timing of closure, the transaction could result in dilution by up to $0.20 per share in fiscal 2017.

“There is no doubt that our International lawn and garden business is the strongest in the marketplace with outstanding brand recognition and a talented and dedicated team of associates,” Hagedorn said. “While this sale is a reflection of our commitment to concentrate more resources on our U.S. business, as we outlined last year in announcing Project Focus, we wanted to make sure we found a partner that would steward these brands, give stability to our associates and provide our shareholders with a fair valuation. We are delighted with the proposed agreement we have reached with Exponent, and we believe it accomplishes all of those goals. We expect this transaction to be seamless to our retail partners, our consumers and our associates.”

Second quarter details
The Company noted that the presentation of its Non-GAAP financial results has been adjusted from 2016 to conform with current best practices. The “pro-forma” language included last year after the divestiture of Scotts LawnService is now referred to as “Non-GAAP SLS divestiture adjusted income.” This line adjusts for the impact of the divestiture and also excludes impairment, restructuring and other one-time items. The calculation used is the same from year-to-year.

For the fiscal second quarter, the Company reported sales of $1.20 billion compared with $1.24 billion for the same period a year ago. The decline was driven primarily by a 7 percent decrease in sales within the U.S. Consumer segment, which were $962.5 million. European consumer sales declined 8 percent to $105.3 million, or 2 percent excluding the impact of foreign exchange. Sales in the “Other” segment increased 50 percent to $135.7 million, driven primarily by acquisitions.

“Besides the pure benefit of the acquired growth, Hawthorne had an outstanding quarter as each of our hydroponics businesses grew double digits,” Hagedorn said. “On a comparative basis, our hydroponics portfolio grew 22 percent in the second quarter, bringing year-to-date sales growth to 13 percent.”

The GAAP and Non-GAAP adjusted gross margin rates in the quarter were 41.7 percent, down 20 basis points from year-ago levels. Favorable commodities and pricing were offset by acquisitions and negative fixed cost leverage. A continued focus on selling, general and administrative expenses (SG&A) led to a decrease of 2 percent to $197.8 million despite the impact of acquisitions.

On a company-wide basis, GAAP income from continuing operations was $165.3 million, or $2.73 per diluted share, compared with $225.8 million, or $3.64 per diluted share, for the second quarter of 2016. Non-GAAP SLS divestiture adjusted income was $168.7 million, or $2.78 per share, compared with $186.6 million, or $3.00 per share. This latter calculation is the basis of the Company’s earnings guidance.

Year-to-Date Details
Net sales for the first six months of fiscal 2016 increased 1 percent to $1.45 billion. Sales in the U.S. Consumer segment declined 6 percent to $1.09 billion. Sales for Europe Consumer declined 8 percent to $129.7 million, or declined 2 percent excluding the impact of foreign exchange rates. Sales for the Other segment increased 59 percent to $232.6 million.

The GAAP and Non-GAAP adjusted gross margin rates for the first six months were 37.7 percent, compared to 37.4 and 37.8 percent, respectively, in the prior year. SG&A increased 1 percent to $316.9 from $314.2 in the prior year.

GAAP income from continuing operations was $101.0 million, or $1.65 per diluted share, compared with $146.6 million, or $2.35 per diluted share. Non-GAAP SLS divestiture adjusted income was $111.1 million, or $1.82 per share, compared with $117.4 million, or $1.88 per share. This latter calculation is the basis of the Company’s earnings guidance.

International Transaction and ‘Project Focus’ Update
The pending sale of the European and Australian businesses is expected to be the last step in the reconfiguration of the company portfolio under ‘Project Focus,’ which was outlined at the start of fiscal 2016. Assuming the sale is completed, the company’s operating margin is expected to improve by approximately 125 basis points, a significant step toward the Company’s stated goal of 18 percent. The transaction is expected to be dilutive to earnings per share up to $0.20 in fiscal 2017. The Company expects to largely offset that dilution in fiscal 2018 by using the cash proceeds of the transaction for acquisitions and share repurchase activities in both 2017 and 2018.

“We are extremely pleased with the transaction we’ve reached with Exponent and see it as the best possible outcome for our shareholders,” said Randy Coleman, chief financial officer. “Going forward, more than 95 percent of our revenue and income will be generated in the United States, where our competitive advantages are the strongest and where our ability to improve cash flow and drive shareholder value is the greatest.”

Upon completion of the transaction, the Company intends to change its segment reporting structure to include U.S. Consumer, Hawthorne Gardening Company, and “Other,” which will include Canada, Mexico and legacy supply agreements with third parties. The new segments will likely be reported when the Company announces year-end results in early November.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, May 2
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 877-518-0009 (Conference Code: 6752971). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•
Compliance with environmental and other public health regulations, or changes in such regulations or regulatory enforcement priorities, could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•
Certain of our products may be purchased for use in new and emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations, and consumer perceptions.

•	Disruptions in availability or increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to the costs and risks associated with operating internationally;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	In the event of termination of the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, other strategic alliances, and investments that could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	April 1, 2017	April 2, 2016	% Change	April 1, 2017	April 2, 2016	% Change
Net sales		$1,203.5	$1,245.2	(3)%	$1,450.3	$1,439.7	1%
Cost of sales		701.1	723.5		903.7	896.3
Cost of sales—impairment, restructuring and other		—	0.1		—	5.1
Gross profit		502.4	521.6	(4)%	546.6	538.3	2%
% of sales		41.7%	41.9%		37.7%	37.4%
Operating expenses:
Selling, general and administrative		197.8	200.9	(2)%	316.9	314.2	1%
Impairment, restructuring and other		3.3	(47.2)		4.7	(45.9)
Other income, net		(0.6)	(1.3)		(6.0)	(1.5)
Income from operations		301.9	369.2	(18)%	231.0	271.5	(15)%
% of sales		25.1%	29.6%		15.9%	18.9%
Equity in loss of unconsolidated affiliates	(3)	24.1	—		37.3	—
Costs related to refinancing		—	—		—	8.8
Interest expense		21.5	19.1		37.1	35.4
Income from continuing operations before income taxes		256.3	350.1	(27)%	156.6	227.3	(31)%
Income tax expense from continuing operations		91.0	124.3		55.6	80.7
Income from continuing operations		165.3	225.8	(27)%	101.0	146.6	(31)%
Loss from discontinued operations, net of tax	(3)	(0.1)	(16.0)		(0.7)	(17.5)
Net income		$165.2	$209.8		$100.3	$129.1
Net (income) loss attributable to noncontrolling interest		(0.1)	0.3		(0.5)	(0.1)
Net income attributable to controlling interest		$165.1	$210.1		$99.8	$129.0

Basic income per common share:	(1)
Income from continuing operations		$2.76	$3.68	(25)%	$1.68	$2.39	(30)%
Loss from discontinued operations		—	(0.26)		(0.01)	(0.29)
Net income		$2.76	$3.42		$1.67	$2.10

Diluted income per common share:	(2)
Income from continuing operations		$2.73	$3.64	(25)%	$1.65	$2.35	(30)%
Loss from discontinued operations		—	(0.26)		(0.01)	(0.28)
Net income		$2.73	$3.38		$1.64	$2.07

Common shares used in basic income (loss) per share calculation		59.8	61.4	(3)%	60.0	61.4	(2)%
Common shares and potential common shares used in diluted income (loss) per share calculation		60.6	62.2	(3)%	60.9	62.4	(2)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(4)	$168.7	$195.8	(14)%	$111.1	$126.1	(12)%
Adjusted diluted income per common share from continuing operations	(2) (4)	$2.78	$3.15	(12)%	$1.82	$2.02	(10)%
SLS Divestiture adjusted income	(3) (4)	$168.7	$186.6	(10)%	$111.1	$117.4	(5)%
SLS Divestiture adjusted income per common share	(3) (4)	$2.78	$3.00	(7)%	$1.82	$1.88	(3)%
Adjusted EBITDA	(4)	$317.1	$336.8	(6)%	$266.9	$267.3	—%
Note: See accompanying footnotes on page 10

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Europe Consumer and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Europe Consumer consists of the Company’s consumer lawn and garden business located in geographic Europe. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and Europe, the Company’s indoor, urban and hydroponic gardening business, and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals, Ltd. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended			Six Months Ended
	April 1, 2017	April 2, 2016	% Change	April 1, 2017	April 2, 2016	% Change
Net Sales:
U.S. Consumer	$962.5	$1,039.7	(7)%	$1,088.0	$1,152.9	(6)%
Europe Consumer	105.3	115.0	(8)%	129.7	140.7	(8)%
Other	135.7	90.5	50%	232.6	146.1	59%
Consolidated	$1,203.5	$1,245.2	(3)%	$1,450.3	$1,439.7	1%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$313.8	$336.0	(7)%	$275.8	$281.8	(2)%
Europe Consumer	18.3	21.6	(15)%	9.9	12.4	(20)%
Other	15.1	4.6	228%	20.7	5.1	306%
Total Segment Profit (Non-GAAP)	347.2	362.2		306.4	299.3
Corporate	(35.9)	(35.7)		(58.8)	(60.1)
Intangible asset amortization	(6.1)	(4.3)		(11.9)	(8.2)
Impairment, restructuring and other	(5.4)	47.0		(16.4)	40.5
Equity in loss of unconsolidated affiliates	(22.0)	—		(25.6)	—
Costs related to refinancing	—	—		—	(8.8)
Interest expense	(21.5)	(19.1)		(37.1)	(35.4)
Income from continuing operations before income taxes (GAAP)	$256.3	$350.1	(27)%	$156.6	$227.3	(31)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	April 1, 2017	April 2, 2016	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents		$74.3	$57.3	$50.1
Accounts receivable, net		1,121.3	1,163.1	371.1
Inventories		658.5	619.6	448.2
Assets held for sale	(3)	—	208.7	—
Prepaid and other current assets		155.5	160.1	122.3
Total current assets		2,009.6	2,208.8	991.7
Investment in unconsolidated affiliates		59.9	—	101.0
Property, plant and equipment, net		460.9	436.3	470.8
Goodwill		401.9	284.9	373.2
Intangible assets, net		785.7	646.8	750.9
Other assets	(5)	120.4	102.5	115.2
Total assets		$3,838.4	$3,679.3	$2,802.8
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$32.1	$202.9	$185.0
Accounts payable		322.6	293.8	165.9
Liabilities held for sale	(3)	—	62.1	—
Other current liabilities		390.0	427.1	242.2
Total current liabilities		744.7	985.9	593.1
Long-term debt	(5)	2,055.1	1,758.5	1,125.1
Other liabilities		347.2	247.0	350.3
Total liabilities		3,147.0	2,991.4	2,068.5
Equity		691.4	687.9	734.3
Total liabilities and equity		$3,838.4	$3,679.3	$2,802.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Three Months Ended April 1, 2017				Three Months Ended April 2, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit		$502.4	$—	$—	$502.4	$521.6	$—	$(0.2)	$521.8
Gross profit as a % of sales		41.7%			41.7%	41.9%			41.9%
Income from operations		301.9	—	(3.3)	305.2	369.2	—	47.0	322.2
Income from operations as a % of sales		25.1%			25.4%	29.6%			25.9%
Equity in loss of unconsolidated affiliates	(3)	24.1	—	2.1	22.0	—	—	—	—
Income from continuing operations before income taxes		256.3	—	(5.4)	261.7	350.1	—	47.0	303.1
Income tax expense from continuing operations		91.0	—	(1.9)	92.9	124.3	—	16.7	107.6
Income from continuing operations		165.3	—	(3.5)	168.8	225.8	—	30.3	195.5
Net income attributable to controlling interest		165.1	(0.1)	(3.5)	168.7	210.1	(16.0)	30.3	195.8
Diluted income per common share from continuing operations		2.73	—	(0.06)	2.78	3.64	—	0.49	3.15

Calculation of Adjusted EBITDA (4):	Three Months Ended April 1, 2017	Three Months Ended April 2, 2016
Net income (GAAP)	$165.2	$209.8
Income tax expense from continuing operations	91.0	124.3
Income tax expense (benefit) from discontinued operations	—	(8.7)
Interest expense	21.5	19.1
Depreciation	13.9	13.8
Amortization	6.3	4.9
Impairment, restructuring and other from continuing operations	5.4	(47.0)
Impairment, restructuring and other from discontinued operations	0.1	10.6
Expense on certain leases	0.9	0.9
Share-based compensation expense	12.8	9.1
Adjusted EBITDA (Non-GAAP)	$317.1	$336.8

Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

		Six Months Ended April 1, 2017				Six Months Ended April 2, 2016
	Footnotes	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted (Non-GAAP)
Gross profit		$546.6	$—	$—	$546.6	$538.3	$—	$(5.4)	$—	$543.7
Gross profit as a % of sales		37.7%			37.7%	37.4%				37.8%
Income from operations		231.0	—	(4.7)	235.7	271.5	—	40.5	—	231.0
Income from operations as a % of sales		15.9%			16.3%	18.9%				16.0%
Equity in loss of unconsolidated affiliates	(3)	37.3	—	11.7	25.6	—	—	—	—	—
Income from continuing operations before income taxes		156.6	—	(16.4)	173.0	227.3	—	40.5	(8.8)	195.6
Income tax expense from continuing operations		55.6	—	(5.8)	61.4	80.7	—	14.4	(3.1)	69.4
Income from continuing operations		101.0	—	(10.6)	111.6	146.6	—	26.1	(5.7)	126.2
Net income attributable to controlling interest		99.8	(0.7)	(10.6)	111.1	129.0	(17.5)	26.1	(5.7)	126.1
Diluted income per common share from continuing operations		1.65	—	(0.17)	1.82	2.35	—	0.42	(0.09)	2.02

Calculation of Adjusted EBITDA (4):	Six Months Ended April 1, 2017	Six Months Ended April 2, 2016
Net income (GAAP)	$100.3	$129.1
Income tax expense from continuing operations	55.6	80.7
Income tax benefit from discontinued operations	(0.3)	(9.7)
Adjustment to gain on contribution of SLS Business, net of tax	0.2	—
Adjustment to income tax expense from gain on contribution of SLS Business	0.1	—
Costs related to refinancing	—	8.8
Interest expense	37.1	35.4
Depreciation	27.6	27.3
Amortization	12.3	9.5
Impairment, restructuring and other from continuing operations	16.4	(40.5)
Impairment, restructuring and other from discontinued operations	0.7	13.6
Expense on certain leases	1.8	1.8
Share-based compensation expense	15.1	11.3
Adjusted EBITDA (Non-GAAP)	$266.9	$267.3

Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Calculation of SLS Divestiture Adjusted Income:
Reported income from continuing operations (GAAP)	$165.3	$225.8	$101.0	$146.6
Net (income) loss attributable to noncontrolling interest	(0.1)	0.3	(0.5)	(0.1)
Net income attributable to controlling interest from continuing operations	165.2	226.1	100.5	146.5
Impairment, restructuring and other	5.4	(47.0)	16.4	(40.5)
Costs related to refinancing	—	—	—	8.8
Adjustment to income tax (expense) benefit from continuing operations	(1.9)	16.7	(5.8)	11.3
Adjusted net income attributable to controlling interest from continuing operations (Non-GAAP)	168.7	195.8	111.1	126.1
Loss from discontinued operations from SLS Business	(0.1)	(24.7)	(1.0)	(27.2)
Adjustment to gain on contribution of SLS Business	—	—	0.3	—
Impairment, restructuring and other from SLS Business in discontinued operations	0.1	10.6	0.7	13.6
Adjustment to income tax benefit from discontinued operations	—	4.9	—	4.9
Adjusted loss from SLS Business in discontinued operations, net of tax	—	(9.2)	—	(8.7)
SLS Divestiture adjusted income (Non-GAAP)	$168.7	$186.6	$111.1	$117.4

Reported diluted income per common share from continuing operations (GAAP)	$2.73	$3.64	$1.65	$2.35
Impairment, restructuring and other	0.09	(0.76)	0.27	(0.65)
Costs related to refinancing	—	—	—	0.14
Adjustment to income tax (expense) benefit from continuing operations	(0.03)	0.27	(0.10)	0.18
Adjusted diluted income per common share from continuing operations (Non-GAAP)	2.78	3.15	1.82	2.02
Loss from discontinued operations from SLS Business	—	(0.40)	(0.02)	(0.44)
Adjustment to gain on contribution of SLS Business	—	—	—	—
Impairment, restructuring and other from SLS Business in discontinued operations	—	0.17	0.01	0.22
Adjustment to income tax benefit from discontinued operations	—	0.08	—	0.08
Adjusted diluted loss from SLS Business in discontinued operations, net of tax	—	(0.15)	—	(0.14)
SLS Divestiture adjusted income per common share (Non-GAAP)	$2.78	$3.00	$1.82	$1.88
Common shares and potential common shares used in SLS Divestiture adjusted income per share calculation	60.6	62.2	60.9	62.4
Note: See accompanying footnotes on page 10
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts LawnService@ business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “TruGreen Joint Venture”) in exchange for a minority equity interest of 30% in the TruGreen Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation and classified the assets and liabilities of the SLS Business as held for sale. The Company’s 30% interest in the TruGreen Joint Venture has been accounted for using the equity method of accounting, with the Company's proportionate share of the TruGreen Joint Venture earnings reflected in the consolidated statements of operations.

(4)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above.These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

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Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

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Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

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Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

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Charges or credits incurred by the TruGreen Joint Venture that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, restructurings and other discrete projects or transactions including a non-cash purchase accounting fair value write down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”).

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Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items includes the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in income (loss) of unconsolidated affiliates: Equity in income (loss) of unconsolidated affiliates excluding TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
SLS Divestiture adjusted income (loss): Net income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.
SLS Divestiture adjusted income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax. This measure also includes income (loss) from discontinued operations related to the SLS Business; however, excludes the gain on the contribution of the SLS Business to the TruGreen Joint Venture, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements,

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

and used to calculate a leverage ratio (maximum of 4.50 at December 31, 2016) and an interest coverage ratio (minimum of 3.00 for the twelve months ended December 31, 2016).

For the three and six months ended April 1, 2017, the Company incurred costs of $3.3 million and $4.7 million, respectively, as compared to costs of $1.7 million and $2.6 million for the three and six months ended April 2, 2016, respectively, related to Project Focus transaction activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. The Company also incurred TruGreen Joint Venture non-GAAP adjustments of $2.1 million and $11.7 million for the three and six months ended April 1, 2017, respectively, within the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

For the three and six months ended April 2, 2016, the Company incurred $1.0 million and $6.4 million, respectively, in costs related to consumer complaints and claims related to the reformulated Bonus® S fertilizer product sold in the southeastern United States during fiscal 2015 within the “Impairment, restructuring and other” and the “Cost of sales—impairment, restructuring and other” lines in the Condensed Consolidated Statements of Operations. Additionally, the Company recorded offsetting insurance reimbursement recoveries of $50.0 million in the second quarter of fiscal 2016 within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2017 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(5)
In April 2015, the FASB issued an accounting standard update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the corresponding debt liability rather than as an asset; however debt issuance costs relating to revolving credit facilities will remain in other assets. The Company adopted this guidance on a retrospective basis effective October 1, 2016. As a result, debt issuance costs totaling $6.3 million and $6.0 million have been presented as a component of the carrying amount of long-term debt in the Condensed Consolidated Balance Sheets as of April 2, 2016 and September 30, 2016, respectively. These amounts were previously reported within other assets.